Principal
  Financial
  Group

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 28, 2002
                                  ___________


To the Shareholders:

Notice is hereby given that a special meeting of the shareholders of the Pacific Basin Fund and the European European Fund, each a series of Principal Investors Fund, Inc., will be held at 2:00 p.m. C.S.T., on October 28, 2002, at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392-0200. The meeting is being held to consider and vote on the following matter as well as any other business that may properly come before the meeting or any adjournment thereof:

     1. Approval of a Plan of Acquisition and the transactions contemplated thereby, pursuant to which the International Fund I, a series of Principal Investors Fund, Inc., will acquire all the assets and assume all the liabilities of the European Fund and the Pacific Basin Fund (together the "Acquired Funds") and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock, and each Acquired Fund will distribute those shares to its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shareholders in redemption of all its outstanding shares and then dissolve.

You are entitled to notice of and to vote at the meeting, and any adjournment, if you owned shares of the European Fund or Pacific Basin Fund at the close of business on September 16, 2002, the record date for the meeting.

Please read the attached prospectus/information statement.
LOGO
                                        /s/A. S. Filean
                                        For the Board of Directors
                                        Arthur S. Filean
                                        Senior Vice President and Secretary

                                        October 10, 2002